UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  February 18, 2005

Chiron Corporation

(Exact name of registrant as specified in its charter)

Delaware	0-12798	94-2754624
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

4560 Horton Street, Emeryville, CA	94608
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (510) 655-8730

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 1 — Registrant’s Business and Operations

Item 1.01.              Entry into a Material Definitive Agreement

On February 18, 2005, Chiron Corporation (“Chiron”) entered into an amendment  (“Amendment No. 6”), effective as of January 1, 2004, amending the Agreement dated June 11, 1998 between Chiron and Gen-Probe Incorporated (“Gen-Probe”), that established a strategic alliance to develop and market Nucleic Acid Testing based products for the blood screening and clinical diagnostics markets (the “Agreement”).  Pursuant to Amendment No. 6,  Chiron and Gen-Probe agreed to make certain changes and clarifications to their respective rights and obligations for revenue sharing and accounting relating to the TIGRIS instrument system with respect to blood screening products only.

On February 18, 2005, Chiron and Gen-Probe also entered into the Modified Blood Screening Instrument — eSAS 2 Addendum Amending the Agreement entered into as of June 11, 1998, between Chiron and Gen-Probe, effective as of January 1, 2002 (the “Addendum”).  Under the Addendum, Chiron and Gen-Probe have agreed upon a development plan pursuant to which Chiron plans to develop the eSAS 2 instrument. In addition, Chiron has the exclusive rights under the Addendum to manufacture and distribute the eSAS 2 instrument for use in the blood screening field, and Gen-Probe has the exclusive rights to manufacture and distribute the eSAS 2 instrument for use in the clinical diagnostics field.  Gen-Probe also has the right under the Addendum to acquire from Chiron the exclusive rights to manufacture and distribute the eSAS 2 instrument in all fields upon the termination or expiration of the Addendum.  The Addendum also sets forth the respective revenue sharing obligations of the parties for the distribution of the eSAS 2 instrument.  The Addendum will expire upon the later of the end of the initial term of the Agreement or five years after the first commercial sale of the last new product developed during the initial term of the Agreement.  Either party may terminate the Addendum for material breach by written notice to the other party of an uncured material breach by the other party.  Chiron may terminate the Addendum at any time.

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SIGNATURE

                Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CHIRON CORPORATION
(Registrant)

Date: February 25, 2005	By:	/s/ Ursula B. Bartels
Ursula B. Bartels
Vice President and General Counsel